Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Second Quarter 2026 Financial Results, Achieves Record Revenue, Gross Margins, and Contracted Backlog
JACKSONVILLE, Fla. / August 5, 2026 Redwire Corporation (NYSE:RDW, “Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced results for its second quarter ended June 30, 2026.
“With new record highs for both revenue of $117.1 million and gross margin of 27.8%, Redwire’s second quarter of 2026 was defined by successful execution,” said Peter Cannito, Chairman, Chief Executive Officer, and President of Redwire. “With a record Backlog1 of $542.1 million and a strengthened balance sheet to enable strategic investments, Redwire is scaling to meet the strong demand we see for our mission critical space and defense tech offerings.”

Second Quarter 2026 Highlights
•Announced key follow-on awards for Stalker Block 30 from both the Marine Corps Portfolio Acquisition Executive Robotic Autonomous Systems and the 1st Aviation Brigade, U.S. Army Aviation Center of Excellence.
•Awarded contracts to deliver Penguin uncrewed aerial systems across the globe, including a multi-year contract valued at high eight-figures from an undisclosed NATO country and a contract from Taiwan Color Optics, Inc. for the Taiwan Coast Guard.
•Delivered nearly 200 Octopus ISR payloads year-to-date, a more than 15% increase year-over-year, and announced two new Octopus products, the Octopus E140 MWIR and E180 HD MWIR.
•Completed on-orbit operations for pharmaceutical drug development investigations in partnership with researchers at Aspera Biomedicines, Bristol Myers Squibb, Rowan University, and Purdue University, marking more than 50 PIL-BOXes flown since the inaugural mission in November 2023.
•Subsequent to the end of the second quarter of 2026, held a grand opening in Georgetown, Indiana and announced a facility expansion in Huntsville, Alabama, bringing new capabilities and additional capacity online to support growth.
•Revenues increased 89.6% year-over-year to $117.1 million for the second quarter of 2026.
•Year-over-year improvement in gross margins to 27.8% for the second quarter of 2026 compared to (30.9)% for the second quarter of 2025.
•Net Loss improved by $56.0 million year-over-year to $(41.0) million for the second quarter of 2026.
•Adjusted EBITDA2 increased by $24.2 million year-over-year to $(3.2) million for the second quarter of 2026, inclusive of $12.5 million in Research and Development expense.
1 Backlog is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
2 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.

•Achieved Book-to-Bill3 ratio of 1.42 for the second quarter of 2026 with a meaningful year-over-year increase on a last twelve months basis to 1.52 as of the second quarter of 2026.
•Ended second quarter 2026 with total liquidity4 of $607.8 million, a 366.9% increase over the end of 2025.

2026 Forecast
•For the full year ended December 31, 2026, Redwire reaffirms that it is forecasting revenues of $450 million to $500 million.

“Consistent with our expectations, during the second quarter of 2026, Redwire expanded gross margins to 27.8%, and achieved sequential and year-over-year improvement in Adjusted EBITDA5 to $(3.2) million, while investing $12.5 million in Research and Development,” said Chris Edmunds, Chief Financial Officer of Redwire. “During the quarter we reduced the aggregate amount of our term loans from $90.0 million to $50.0 million and ended the quarter with record total liquidity4 of $607.8 million. With $214.0 million of recorded revenue during the first half of 2026 and Backlog3 providing significant visibility for the back half of the year, we are again pleased to reaffirm our 2026 revenue forecast.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, August 6, 2026 to review financial results for the second quarter ended June 30, 2026. This release is available in the investor section of Redwire’s website at RDW.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ITIRLOWy. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13761352.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13761352. The webcast replay and accompanying investor presentation will be available on August 6, 2026 in the investor section of Redwire’s website at RDW.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of aerospace infrastructure, autonomous systems and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,400 employees located throughout North America and Europe are committed to delivering innovative space and airborne platforms transforming the future of multi-domain operations. For more information, please visit RDW.com.

Use of Projections
The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s control. Redwire’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate
3 Book-to-Bill and Backlog are key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
4 Total liquidity of $607.8 million as of June 30, 2026 is comprised of $557.0 million in cash and cash equivalents, $50.0 million in available borrowings from our existing credit facilities, and $0.8 million in restricted cash.
5 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.

or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for the Company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial projections, including the prospective financial information provided in this press release, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with economic uncertainty, including high inflation, market volatility, and the potential worsening of macro-economic conditions; (2) geopolitical and macroeconomic events; (3) tariffs impacting demand for our products; (4) the failure of financial institutions or transactional counterparties; (5) our evolving industry, limited operating history since our acquisition of Redwire Defense Tech Intermediate Holdings, LLC and its subsidiaries (f/k/a Edge Autonomy Intermediate Holdings, LLC) (“Edge Autonomy”) and history of losses makes it difficult to evaluate our future prospects and the risks and challenges we may encounter; (6) the inability to successfully integrate recently completed and future acquisitions, including the recent acquisition of Edge Autonomy, or successfully select, execute or integrate future acquisitions into the business and realize the anticipated benefits or do so within the expected timeframe; (7) the development and continued refinement of many of Redwire’s proprietary technologies, products and service offerings; (8) competition with new or existing companies; (9) a limited number of customers make up a high percentage of our revenue; (10) potential litigation arising from time to time; (11) natural disasters, geopolitical conflicts, or other natural or man-made catastrophic events; (12) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (13) incurring significant risks and uncertainties not covered by insurance or indemnity; (14) failure to respond to industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs; (15) customers unwillingness to adopt our core offerings; (16) delays in the development, design, engineering and manufacturing of our core offerings; (17) unsatisfactory performance of our core offerings; (18) impacts to our cash flows caused by our mix of fixed-price, cost-plus and time-and-material type contracts; (19) incurrence of expenditures prior to final receipt of a contract; (20) failure of new offerings and technologies to materialize; (21) the inability to convert orders in backlog into revenue; (22) the inability to properly manage the use of artificial intelligence in our business; (23) reliance on third-party launch vehicles to launch our spacecraft and customer payloads; (24) risk of an accident on launch or during a journey into space; (25) Redwire’s inability to meet expected financial results; (26) unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix and the resulting impact on our margins and operating results; (27) shorter lives than anticipated for our systems, products, technologies, services and related equipment; (28) cyber-attacks and other security threats and disruptions; (29) risks resulting from broader geographic operations; (30) impairment of goodwill; (31) inability to use net operating loss carryforwards and certain other tax attributes; (32) requirements of the National Industrial Security Program Operating Manual for our facility security clearance, which is a prerequisite to performing on classified contracts for the U.S. government; (33) changes to the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year, and any resulting government shutdowns; (34) dependence on U.S. government contracts; (35) disputes with our subcontractors or the inability of our subcontractors to perform, or of our key suppliers to timely deliver components, parts or services, resulting in our core offerings being produced or delivered in an untimely or unsatisfactory manner; (36) the potential application of U.S. foreign investment regulations to investments in us, which may impose conditions on or limit certain investors' ability to purchase our common stock, potentially making our common stock less attractive to investors; (37) Redwire is subject to stringent U.S. economic sanctions, and trade control laws and regulations, as well as risks related to doing business in other countries; (38) the wide variety of extensive and evolving government laws and regulations to which our business is subject, and the potential material adverse effect of any failure to comply with such laws and regulations; (39) the potential impact on our reputation and ability to do business resulting from improper conduct of our employees, agents or business partners; (40) failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or enactment of new laws or regulations relating to privacy, data protection and consumer protection, and the resulting adverse effect on our business and financial condition; (41) changes in tax laws or regulations and the resulting increase in tax uncertainty and adverse effect on our results of operations and effective tax rate; (42) failure to adequately protect our intellectual property rights; (43) potential violations of third-party proprietary rights by our technology; (44) failure to obtain necessary additional funding; (45) the possibility of sales of a substantial amount of our common stock by our current stockholders; (46) the inability to remain in compliance with the continued listing requirements of the New York Stock Exchange; (47) the issuance of additional common stock or other equity securities and the resulting dilution of our shareholders' ownership interests; (48) volatility in the trading price of our common stock; (49) our existing material weaknesses and the identification of material weaknesses of other deficiencies or failure to maintain effective internal controls over financial reporting and (50) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission by Redwire. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Margin, Segment Adjusted EBITDA, Adjusted EPS and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue and inventory, severance costs, capital market and advisory fees, disposal of long-lived assets, litigation-related expenses, equity-based compensation, committed equity facility transaction costs, debt financing costs and extinguishment losses, gains on sale of joint ventures, net of costs incurred, and warrant liability change in fair value adjustment.

Adjusted Gross Profit is defined as revenues less cost of sales as computed in accordance with U.S. GAAP, excluding adjustments resulting from the application of purchase accounting included in cost of sales and Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue. Management believes these non-GAAP measures provide investors meaningful insight into results from ongoing operations as the calculation of these measures excludes the impact of certain non-recurring charges. Management believes that by using Adjusted Gross Margin in conjunction with GAAP

Gross Margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods.

Segment Adjusted EBITDA is defined as income (loss) before taxes, excluding, depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue and inventory, severance costs, disposal of long-lived assets, equity-based compensation and gains on sale of joint ventures, net of costs incurred. Segment Adjusted EBITDA also excludes intra- and inter-segment sales and costs and corporate pushdown costs.

Adjusted EPS is defined as U.S. GAAP diluted earnings per share (the most directly comparable U.S. GAAP measure) before transaction expenses, acquisition integration costs, purchase accounting fair value adjustment related to deferred revenue and inventory, litigation expenses, equity-based compensation, debt financing costs and extinguishment losses and changes in fair value of private warrants, adjusted to assume the Company’s Convertible Preferred Stock does not exist. Adjusted EPS is a useful measure because it eliminates the impact of infrequent or non-recurring items that do not relate to operational performance and provides additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future.

Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Margin, Segment Adjusted EBITDA, and Adjusted EPS to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as an indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	June 30, 2026	December 31, 2025
Current assets:
Cash, cash equivalents and restricted cash	$557,718	$95,183
Accounts receivable, net	27,495	37,251
Contract assets	72,045	44,019
Inventory, net	85,364	55,847
Prepaid expenses and other current assets	18,538	20,512
Total current assets	761,160	252,812
Property, plant and equipment, net of accumulated depreciation of $20,013 and $14,558	56,092	49,199
Right-of-use assets	34,390	31,741
Intangible assets, net of accumulated amortization of $62,817 and $46,192	319,104	336,153
Goodwill	772,170	779,114
Other non-current assets	428	118
Total assets	$1,943,344	$1,449,137
Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$54,158	$32,295
Notes payable to sellers	3,171	2,171
Short-term debt, including current portion of long-term debt	4,500	5,162
Short-term operating lease liabilities	4,545	4,088
Short-term finance lease liabilities	611	595
Accrued expenses	29,715	32,034
Deferred revenue	84,970	60,119
Other current liabilities	12,568	19,150
Total current liabilities	194,238	155,614
Long-term debt, net	43,561	80,036
Long-term operating lease liabilities	32,698	30,471
Long-term finance lease liabilities	1,189	1,276
Warrant liabilities	692	4,213
Deferred tax liabilities	39,885	38,358
Other non-current liabilities	1,224	2,119
Total liabilities	$313,487	$312,087

Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 2026—none and 2025—46,505.13. Liquidation preference: 2026—none and 2025—$118,434	$—	$77,034
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; issued and outstanding 2026—249,221,102 and 2025—191,915,804	25	19
Treasury stock, at cost: 2026—1,036,294 shares and 2025—1,036,294 shares	(7,342)	(7,342)
Additional paid-in capital	2,377,689	1,678,799
Accumulated deficit	(739,235)	(621,762)
Accumulated other comprehensive income (loss)	(1,280)	10,302
Total shareholders’ equity (deficit)	1,629,857	1,060,016
Total liabilities, convertible preferred stock and equity (deficit)	$1,943,344	$1,449,137

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues	$117,074	$61,760	$214,046	$123,155
Cost of sales	84,530	80,824	155,694	133,178
Gross profit	32,544	(19,064)	58,352	(10,023)
Operating expenses:
Selling, general and administrative expenses	42,076	54,464	124,963	73,210
Transaction expenses	11	16,643	51	20,442
Research and development	12,547	1,720	25,129	2,533
Operating income (loss)	(22,090)	(91,891)	(91,791)	(106,208)
Interest expense, net	796	23,755	3,263	27,349
Loss on extinguishment of debt	1,186	—	3,731	—
Other (income) expense, net	15,037	13,937	16,185	(844)
Income (loss) before income taxes	(39,109)	(129,583)	(114,970)	(132,713)
Income tax expense (benefit)	1,862	(32,604)	2,503	(32,786)
Net income (loss)	(40,971)	(96,979)	(117,473)	(99,927)
Less: dividends on Convertible Preferred Stock	504	29,739	2,016	33,179
Net income (loss) available to common shareholders	$(41,475)	$(126,718)	$(119,489)	$(133,106)

Net income (loss) per common share:
Basic and diluted	$(0.19)	$(1.41)	$(0.58)	$(1.66)
Weighted-average shares outstanding:
Basic and diluted	220,466,669	89,554,940	207,143,490	80,424,270

Comprehensive income (loss):
Net income (loss)	$(40,971)	$(96,979)	$(117,473)	$(99,927)
Foreign currency translation gain (loss), net of tax	(5,157)	10,174	(11,582)	11,009
Total other comprehensive income (loss), net of tax	(5,157)	10,174	(11,582)	11,009
Total comprehensive income (loss)	$(46,128)	$(86,805)	$(129,055)	$(88,918)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Six Months Ended
	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income (loss)	$(117,473)	$(99,927)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	22,710	8,106
Amortization of debt issuance costs and discount	657	642
Equity-based compensation expense	50,635	35,598
Loss on extinguishment of debt	3,731	—
(Gain) loss on change in fair value of warrants	14,787	2,692
Deferred provision (benefit) for income taxes	2,485	(32,069)
Other	1,961	(3,677)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	9,553	(3,468)
(Increase) decrease in contract assets	(28,388)	(5,724)
(Increase) decrease in inventory	(30,170)	1,449
(Increase) decrease in prepaid expenses and other assets	68	(3,024)
Increase (decrease) in accounts payable and accrued expenses	19,358	(5,586)
Increase (decrease) in deferred revenue	25,344	(28,433)
Increase (decrease) in operating lease liabilities	(427)	(55)
Increase (decrease) in other liabilities	(7,433)	732
Increase (decrease) in notes payable to sellers	1,000	—
Net cash provided by (used in) operating activities	(31,602)	(132,744)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(151,791)
Purchases of property, plant and equipment	(13,287)	(4,752)
Purchase of intangible assets	(3,154)	(5,186)
Net cash provided by (used in) investing activities	(16,441)	(161,729)

Cash flows from financing activities:
Proceeds received from debt	89,728	190,327
Repayments of debt	(129,537)	(125,876)
Payment of debt issuance fees	(1,914)	(105)
Repayment of finance leases	(294)	(227)
Proceeds from (repayment of) third-party advances	—	(7,820)
Proceeds from issuance of common stock	566,243	328,684
Payment of equity issuance costs	(13,881)	—
Proceeds from common stock issued for options exercise	4,155	—
Shares repurchased for settlement of employee tax withholdings on share-based awards	—	(8)
Convertible preferred stock dividend	(3,039)	—
Repurchase of convertible preferred stock	—	(61,486)
Net cash provided by (used in) financing activities	511,461	323,489
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(883)	472
Net increase (decrease) in cash, cash equivalents and restricted cash	462,535	29,488
Cash, cash equivalents and restricted cash at beginning of period	95,183	49,071
Cash, cash equivalents and restricted cash at end of period	$557,718	$78,559

REDWIRE CORPORATION
Reportable Segment Results
Unaudited
(In thousands of U.S. dollars)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues
Space	$55,192	$56,682	$107,859	$108,815
Defense Tech	61,882	5,078	106,187	14,340
Total revenues	$117,074	$61,760	$214,046	$123,155

Segment Adjusted EBITDA
Space	$(4,203)	$1,040	$(5,732)	$8,484
Defense Tech	14,083	(15,041)	19,481	(12,614)
Total Segment Adjusted EBITDA	$9,880	$(14,001)	$13,749	$(4,130)
Reconciliation of Segment Adjusted EBITDA to consolidated net income (loss):
Interest expense, net	(796)	(23,755)	(3,263)	(27,349)
Depreciation and amortization expense	(11,460)	(5,060)	(22,710)	(8,106)
Severance costs	(294)	(1,999)	(556)	(2,176)
Equity-based compensation expense	(3,900)	(32,686)	(50,635)	(35,598)
Transaction expenses	(11)	(16,643)	(51)	(20,442)
All other corporate charges(1)	(30,800)	(32,459)	(46,626)	(31,932)
Debt financing costs and extinguishment losses	(1,260)	(105)	(4,185)	(105)
Purchase accounting fair value adjustment related to inventory	—	(2,418)	—	(2,418)
Acquisition integration cost	(259)	(457)	(484)	(457)
Disposal of long-lived assets	(209)	—	(209)	—
Income (loss) before income taxes	$(39,109)	$(129,583)	$(114,970)	$(132,713)
(1) All other corporate charges mainly consists of corporate overhead costs maintained at the corporate level, including gains and losses related to financial instruments measured at fair value. These expenses include costs relating to treasury, accounting, consulting, advisory, legal, tax and audit, insurance, financial reporting services and various administrative expenses related to the corporate headquarters.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income (loss)	$(40,971)	$(96,979)	$(117,473)	$(99,927)
Interest expense, net	796	23,755	3,263	27,349
Income tax expense (benefit)	1,862	(32,604)	2,503	(32,786)
Depreciation and amortization	11,460	5,060	22,710	8,106
Transaction expenses (i)	11	16,643	51	20,442
Acquisition integration costs (i)	259	457	484	457
Purchase accounting fair value adjustment related to inventory (ii)	—	2,418	—	2,418
Severance costs (iii)	294	1,999	556	2,176
Capital market and advisory fees (iv)	2,742	2,740	4,757	3,708
Disposal of long-lived assets (v)	209	—	209	—
Litigation-related expenses (vi)	477	—	903	—
Equity-based compensation (vii)	3,900	32,686	50,635	35,598
Debt financing costs and extinguishment loss (viii)	1,260	105	4,185	105
Warrant liability change in fair value adjustment (ix)	14,469	16,326	14,787	2,692
Adjusted EBITDA	$(3,232)	$(27,394)	$(12,430)	$(29,662)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire adjusted inventory related to the application of purchase accounting for the Edge Autonomy acquisition and recognized expense for the amount of the fair value adjustment included in cost of sales for the inventory sold after the acquisition date.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with the implementation of internal controls over financial reporting, including material weakness remediation efforts, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems across U.S. and foreign operations.
v.Redwire incurred a loss on the disposal of long-lived assets.
vi.Redwire incurred expenses related to settlements of legal matters.
vii.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan and Edge Autonomy’s incentive units.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP and losses on debt extinguishments.
ix.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted Gross Profit and Margin
The following table presents the reconciliation of Adjusted Gross Profit to Gross Profit, computed in accordance with U.S. GAAP, and the calculation of Adjusted Gross Margin.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Gross Profit	$32,544	$(19,064)	$58,352	$(10,023)
Purchase accounting adjustments(1)	—	2,418	—	2,418
Adjusted Gross Profit	$32,544	$(16,646)	$58,352	$(7,605)
Adjusted Gross Margin	27.8%	(27.0)%	27.3%	(6.2)%
(1) Relates to the application of purchase accounting for the Edge Autonomy acquisition and represents the amount of the fair value adjustment recognized in cost of sales for the inventory sold after the acquisition date.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash provided by (used in) operating activities	$(24,936)	$(87,663)	$(31,602)	$(132,744)
Less: Capital expenditures	(10,405)	(5,883)	(16,441)	(9,938)
Free Cash Flow	$(35,341)	$(93,546)	$(48,043)	$(142,682)

Adjusted EPS
The table below presents a reconciliation of Adjusted EPS to diluted EPS, computed in accordance with U.S. GAAP for the following periods:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Diluted EPS	$(0.19)	$(1.41)	$(0.58)	$(1.66)
Dividends on convertible preferred stock	—	0.33	0.01	0.41
Transaction expenses (i)	—	0.19	—	0.25
Acquisition integration costs (i)	—	0.01	—	0.01
Purchase accounting fair value adjustment (ii)	—	0.03	—	0.03
Litigation-related expenses (iii)	—	—	—	—
Equity-based compensation (iv)	0.02	0.36	0.24	0.44
Debt financing costs and extinguishment losses (v)	0.01	—	0.02	—
Warrant liability change in fair value adjustment (vi)	0.07	0.18	0.07	0.03
Adjusted EPS	$(0.09)	$(0.31)	$(0.24)	$(0.49)
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire adjusted inventory related to the application of purchase accounting for the Edge Autonomy acquisition and recognized expense for the amount of the fair value adjustment included in cost of sales for the inventory sold after the acquisition date.
iii.Redwire incurred expenses related to settlements of legal matters.
iv.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan and Edge Autonomy’s incentive units.

v.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP, and losses on debt extinguishments.
vi.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months Ended
(in thousands, except ratio)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Contracts awarded
Space	$20,648	$9,537	$309,733	$138,789
Defense Tech	145,139	81,026	337,255	88,269
Total contracts awarded	$165,787	$90,563	$646,988	$227,058
Revenues
Space	$55,192	$56,682	$208,871	$220,304
Defense Tech	61,882	5,078	217,401	41,049
Total revenues	$117,074	$61,760	$426,272	$261,353
Book-to-bill ratio
Space	0.37	0.17	1.48	0.63
Defense Tech	2.35	15.96	1.55	2.15
Total book-to-bill ratio	1.42	1.47	1.52	0.87
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.42 for the three months ended June 30, 2026, as compared to 1.47 for the three months ended June 30, 2025. For the three months ended June 30, 2026 none of the contracts awarded balance relates to acquired contract value. For the three months ended June 30, 2025, the contracts awarded includes $73.7 million of acquired contract value from the Edge Autonomy acquisition.

Our book-to-bill ratio was 1.52 for the Last Twelve Months (“LTM”) ended June 30, 2026, as compared to 0.87 for the LTM ended June 30, 2025. For the LTM ended June 30, 2026 none of the contracts awarded balance relates to acquired contract value. For the LTM ended June 30, 2025, contracts awarded includes $73.7 million of acquired contract value from the Edge Autonomy acquisition, which was completed in the second quarter of 2025 and included in the Defense Tech segment, and $21.9 million of acquired contract value from the Hera Systems acquisition, which was completed in the third quarter of 2024, and included in the Space segment.

Backlog
The following table presents our contracted backlog as of June 30, 2026 and December 31, 2025, and related activity for the six months ended June 30, 2026 as compared to the year ended December 31, 2025.

(in thousands)	June 30, 2026	December 31, 2025
Organic backlog, beginning balance	$411,246	$296,652
Organic additions during the period	352,316	441,478
Organic revenue recognized during the period	(214,046)	(335,381)
Foreign currency translation	(7,389)	8,497
Organic backlog, ending balance	542,127	411,246

Acquisition-related contract value, beginning balance	—	—
Acquisition-related backlog, ending balance	—	—

Contracted backlog, ending balance	$542,127	$411,246

Contracted backlog by segment:
Space	$321,950	$299,804
Defense Tech	220,177	111,442

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $186.2 million and $81.0 million in remaining contract value from contracts which recognize revenue at a point in time as of June 30, 2026 and as of December 31, 2025, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. There is no acquisition-related backlog activity presented in the table above as all acquired entities have completed four fiscal quarters post-acquisition.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations was $229.0 million and $193.1 million as of June 30, 2026 and December 31, 2025, respectively. These amounts are primarily subject to foreign exchange rate translations from their respective local currencies to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.